Exhibit 10.01
AMENDMENT TO THE
SYMANTEC EXECUTIVE RETENTION PLAN
     The 2001 Symantec Executive Retention Plan, as modified in July 2002, April 2006 and June 2007 (the “Plan”), is hereby amended effective January 1, 2009 to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations or guidance issued thereunder (“Section 409A”).
1.	Section 1 of the Plan is amended by adding the following sentence immediately at the end thereof:
“Notwithstanding the foregoing, the acceleration of vesting (and, if applicable, the exercisability of Equity Compensation Awards granted by the Company to such Designated Executive) described hereunder shall only occur in the event that such acceleration would not result in the Designated Beneficiary becoming subject to interest or additional taxes under Section 409A (a)(1)(B) of the Code (as defined in Section 3). “
2.	Section 8 of the Plan is amended to add the following new sentence immediately at the end thereof:
“If the Plan is subject to Code Section 409A, any termination of the Plan by the Company pursuant to this Section 8 shall be subject to, and in accordance with, the applicable requirements and limitations of Treas. Reg. §1.409A-3 (j)(4)(ix).”
3.	The following new Sections 9 and 10 are added to the Plan, immediately at the end thereof:
“9. Six-Month Delay.
To the extent that (i) any payments to which the Designated Beneficiary becomes entitled under this Plan in connection with a separation from service constitute nonqualified deferred compensation subject to Code Section 409A, and (ii) the Designated Beneficiary is deemed at the time of the separation from service to be a specified employee (as such term is defined in Treas. Reg. § 1.409A-1(i)), then such payment or payments shall not be made or commence until the earlier of (A) the expiration of the six-month period measured from the date of the Designated Beneficiary’s separation from service with the Company, or (B) the Designated Beneficiary’s date of death following such separation from service; provided, however, that such delay shall only be effected to the extent required to avoid adverse tax treatment to the Designated Beneficiary, including (without limitation) the additional twenty percent (20%) tax for which the Designated Beneficiary would otherwise be liable under Section 409A(a)(l)(B) in the absence of such delay. Upon the expiration of the applicable delay period, any payments which would have otherwise been made during that period in the absence of this paragraph shall be paid to the Designated Beneficiary or his or her beneficiary.

10.	Interpretation and Construction

The provisions of this Plan are intended to comply with the provisions of Code Section 409A. If any provision of this Plan is subject to more than one interpretation or construction, such ambiguity shall be resolved in favor of that interpretation or construction which is consistent with such provisions not being subject to the provisions of Section 409A.”
     Except to the extent modified herein, the terms and conditions of the Plan remain in full force and effect.
SYMANTEC CORPORATION

By:	/s/ Rebecca Ranninger

Title: Executive Vice President Human Resources

Date: 12.10.09